SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934
                             (Amendment No.        )

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [   ]
   Check the appropriate box:
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   [   ]     Confidential, for Use of the Commission Only (as permitted by
             Rule 14a-1(e)(2))
   [X  ]     Definitive Proxy Statement
   [   ]     Definitive Additional Materials
   [   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
             240.14a-12

                             Superior Services, Inc.
   _________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

   __________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):
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             and 0-11.
        1)   Title of each class of securities to which transaction applies:
             ________________________________________________________________

        2)   Aggregate number of securities to which transaction applies:
             ________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             ________________________________________________________________

        4)   Proposed maximum aggregate value of transaction:
             ________________________________________________________________

        5)   Total fee paid:
             ________________________________________________________________

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             Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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        4)   Date Filed:
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

                             SUPERIOR SERVICES, INC.


                           10150 West National Avenue
                           West Allis, Wisconsin 53227
                          _____________________________

                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 13, 1997
                          _____________________________

   To the Shareholders of
        Superior Services, Inc.:

             NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Shareholders of Superior Services, Inc. will be held on Tuesday, May 13, 1997, at 1:00 p.m., at the offices of Foley & Lardner, 40th Floor, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, for the following purposes:

             1.   To elect two directors for three-year terms.

             2. To consider and act upon any other business which may be properly brought before the meeting or any adjournment thereof.

             Only holders of record of the Common Stock at the close of business on April 2, 1997, will be entitled to notice of, and to vote at, the annual meeting and any adjournment thereof.

             Shareholders are cordially invited to attend the meeting in person. Even if you expect to attend the meeting in person, to help ensure that your vote is represented at the meeting please complete, sign, date, and return the accompanying proxy in the enclosed postage paid envelope. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by voting in person at the meeting.

             Accompanying this Notice of 1997 Annual Meeting of Shareholders is a form of proxy and proxy statement.

                                      On Behalf of the Board of Directors


                                      /s/ Peter J. Ruud
                                      Peter J. Ruud, Secretary

   West Allis, Wisconsin
   April 7, 1997

             WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                             SUPERIOR SERVICES, INC.

                          _____________________________

                                 PROXY STATEMENT
                          _____________________________

                         Annual Meeting of Shareholders
                                  May 13, 1997

             This Proxy Statement and accompanying proxy are being furnished to the shareholders of Superior Services, Inc. (the "Company") beginning on or about April 7, 1997, in connection with the solicitation by the Board of Directors ("Board") of the Company of proxies to be voted at its 1997 Annual Meeting of Shareholders to be held on Tuesday, May 13, 1997, at 1:00 p.m., at the offices of Foley & Lardner, 40th Floor, 777 East Wisconsin Avenue, Milwaukee, Wisconsin and at any adjournment thereof (collectively, the "Meeting").

             Only record holders of outstanding shares of the Company's Common Stock ("Common Stock") as of the close of business on April 2, 1997 ("Record Date") are entitled to notice of, and to vote at, the Meeting.
   As of the Record Date, 17,485,140 shares of Common Stock were outstanding. The record holder of each outstanding share of Common Stock as of the Record Date is entitled to one vote per share for each proposal submitted for shareholder consideration at the meeting.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. The presence at the Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company's Secretary in writing, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless so revoked, the shares represented by proxies received by the Board will be noted at the Meeting in accordance with the instructions thereon. If no instructions are specified on the proxy, the votes represented thereby will be voted (i) FOR the Board's two director nominees set forth below and (ii) on such other shareholder matters which may properly come before the Meeting in accordance with the best judgment of the persons named as proxies.

                              ELECTION OF DIRECTORS

   General

             Two members of the Board are to be elected at the Meeting for three-year terms to expire at the Company's annual meeting of shareholders held in the year 2000. Gary G. Edler and Warner C. Frazier are the Board's nominees for such directorships.

             The Articles of Incorporation and By-laws of the Corporation provide that the Board shall be divided into three classes, with one class being elected each year for a three-year term. Class I Directors will be elected at the Meeting. The terms of the Class II Directors and Class III Directors will expire at the Company's annual meetings in 1998 and 1999, respectively. Stephen G. Woodsum, a director of the Company and a member of the Audit, Compensation and Acquisition Committees, whose term expires as of the Meeting has advised the Company that he will not stand for re-election. The Board wishes to express its gratitude to Mr. Woodsum for his service as a director since 1993 and for the valuable counsel he has provided to the Company.

             It is intended that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board's two nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of the Board's two nominees or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend. Under Wisconsin law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock which are not voted on this matter at the Meeting, whether by abstention, or otherwise, will have no effect on the election of directors at the Meeting.

   Continuing Directors, Executive Officers and Nominees

             Certain information about the Board's nominees and its continuing members and the executive officers of the Company is set forth below. All members of the Board, except Mr. Frazier, have previously been elected to the Board by the Company's shareholders.

                Name          Age         Company Position      Director Since

    Joseph P. Tate  . . . . .  53       Chairman and            July, 1992
                                        Director (Class III)

    G. William Dietrich (1) .  51       President, Chief        Sept., 1994
                                        Executive Officer
                                        and Director (Class
                                        II)

    Gary G. Edler . . . . . .  50       Vice President-         July, 1992
                                        Projects and
                                        Director (Class I)

    Francis J. Podvin (1)(2)   55       Director (Class II)     July, 1992

    Donald Taylor (2)(3)  . .  69       Director (Class II)     March, 1996

    Walter G. Winding (2)(3)   55       Director (Class III)    March, 1996

    Warner C. Frazier . . . .  64       Director Nominee
                                        (Class I)

    George K. Farr  . . . . .  38       Chief Financial
                                        Officer and
                                        Treasurer

    Peter J. Ruud . . . . . .  43       Vice President,
                                        General Counsel and
                                        Secretary
   ____________________

   (1)  Member of the Acquisition Committee.

   (2)  Member of the Compensation Committee.

   (3)  Member of the Audit Committee.

             Joseph P. Tate is a co-founder of the Company. Mr. Tate has more than 26 years of experience in the solid waste services industry. In 1967, Mr. Tate founded the "Valley Group" of companies that was part of the original consolidation which created the Company in 1993 (the "Consolidation") and, prior to the Consolidation, was a shareholder, officer and director of each of these companies. Since the Consolidation he has continued to serve in various executive capacities with certain of the Company's subsidiaries. From January 1993 until August 1994, Mr. Tate served as Chief Executive Officer of the Company. Mr. Tate has been a member of the Board since the Company's original incorporation in July 1992 and has been Chairman of the Board of the Company since January 1993. Mr. Tate serves as a member of Class III of the Board, with a term through the Company's 1999 annual shareholders meeting.

             G. William Dietrich joined the Company in February 1994 as Vice President-Solid Waste and was promoted to President and Chief Operating Officer in September 1994, with management responsibility for all of the Company's operations. Mr. Dietrich was promoted to President and Chief Executive Officer in November 1995. Prior to his employment by the Company, Mr. Dietrich was employed for over two and one-half years by BFI (a national solid waste company), as a divisional vice president responsible for BFI's solid waste collection, transportation and disposal operations in Eastern and Northern Ontario. Prior thereto, Mr. Dietrich was a district manager for Laidlaw (a national solid waste company) for three years with principal responsibility for Laidlaw's solid waste operations in a substantial portion of the Northeastern United States. Mr. Dietrich has been a director of the Company since September 1994 and serves as a member of Class II of the Board, with a term through the Company's 1998 annual shareholders meeting.

             Gary G. Edler is a co-founder of the Company and has more than 28 years of experience in the solid waste services industry. Mr. Edler joined the Company at the time of the Consolidation as Vice President in charge of the Company's wastewater biosolids and nonhazardous liquid waste management operations. For 25 years prior to joining the Company, he served as President of the "E&K Group" of companies that was a part of the Consolidation. Mr. Edler has been a director of the Company since the Company's original incorporation in July 1992 and serves as a member of Class I of the Board, with a term through the Company's 1997 annual shareholders meeting. Mr. Edler has been nominated to continue serving us as a member of Class I of the Board, with a term through the Company's 2000 annual shareholders meeting.

             Francis J. Podvin has been a principal in the law firm of Nash, Podvin, Tuchscherer, Huttenburg, Weymouth & Kryshak, S.C., Wisconsin Rapids, Wisconsin, since 1965, currently serving as its President, and specializes in business combinations, banking and corporate finance. Mr. Podvin has been a director of the Company since the Company's original incorporation in July 1992 and serves as a member of Class II of the Board, with a term through the Company's 1998 annual shareholders meeting. Nash, Podvin, Tuchscherer, Huttenburg, Weymouth & Kryshak, S.C. has from time to time performed, and is expected to continue to perform, legal services for the Company.

             Donald Taylor has been a principal in Sullivan Associates (specialists in board of directors searches), Milwaukee, Wisconsin, since 1992. Mr. Taylor served as Managing Director of U.S.A. Anatar Investments, Ltd. (a venture capital firm) from 1989 to 1992, and prior thereto as Chairman and Chief Executive Officer of Rexnord, Inc. (a manufacturer of power transmission equipment), Milwaukee, Wisconsin. Mr. Taylor is a director of Johnson Controls, Inc., Banta Corporation and Harnischfeger Industries, Inc. Mr. Taylor serves as a member of Class II of the Board of Directors, with a term through the Company's 1998 annual shareholders meeting.

             Walter G. Winding has been the owner and Chief Executive Officer of Winding and Company (business consultants for closely-held companies), Hartland, Wisconsin, since 1995. From January 1994 to January 1996 Mr. Winding was Senior Vice President of HM Graphics Inc. (commercial printing company), West Allis, Wisconsin. For six years prior thereto, Mr. Winding served as President and Chief Executive Officer of Schweiger Industries, Inc. (furniture manufacturer), Jefferson, Wisconsin, and prior thereto was Schweiger's Vice President-Administration for four years. Prior thereto, Mr. Winding served in various management positions with Jos. Schlitz Brewing Company, Milwaukee, Wisconsin. Mr. Winding currently serves on numerous boards of directors of privately-held companies. Mr. Winding serves as a member of Class III of the Board, with a term through the Company's 1999 annual shareholders meeting.

             Warner C. Frazier has been the Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc. (a manufacturer of lawn and garden power equipment), Port Washington, Wisconsin, since 1983, and also served as President of that firm from 1980 to 1996 and as Vice President of Marketing from 1976 to 1980. Prior thereto, Mr. Frazier served in various management positions with Allis-Chalmers, in Milwaukee, Wisconsin, Los Angeles, California, and Seattle, Washington. Mr. Frazier currently serves on the board of directors of Rexworks, Inc. and Northwestern Steel & Wire Co. and several privately-held companies. Mr. Frazier has been nominated to serve as a member of Class I of the Board, with a term through the Company's 2000 annual shareholders meeting.

             George K. Farr joined the Company in February 1993 as Corporate Controller, with financial reporting responsibility for all of Superior's operating locations. In December 1994, he was promoted to Chief Financial Officer of the Company, with responsibility for the oversight of all of the Company's financial matters. Prior to joining the Company, he served as the Market Development Controller for Sanifill, Inc. (a solid waste service company), Houston, Texas, from February 1991 to July 1992, where he was responsible for supervising the financial due diligence process and subsequent integration of Sanifill's major acquisitions. Prior thereto, he held various financial management positions, including Executive Vice President-Finance and Administration, at BancPlus Savings Association (a savings and loan institution), Houston, Texas, for five years.

             Peter J. Ruud joined the Company in September 1993 as Vice President-General Counsel and Corporate Secretary, with responsibility for all of the Company's legal matters. In November 1995, Mr. Ruud also assumed oversight responsibility for the Company's human resources and health and safety functions. Prior to joining the Company, Mr. Ruud was in private practice with the law firm of Davis & Kuelthau, S.C., Milwaukee, Wisconsin, since 1978, specializing in environmental and corporate law and regulatory compliance. Mr. Ruud also served as a member of the firm's managing Board of Directors. While a shareholder of Davis & Kuelthau, S.C., Mr. Ruud was actively involved in the formation of the Company and the Consolidation.

   Board Committees and Meetings of the Board

             The Board has established three standing committees, the Audit Committee, the Compensation Committee, and the Acquisition Committee to exercise certain of the Board's functions and to assist the Board in the discharge of its responsibilities. The Board as a whole nominates directors for election and will consider nominees recommended in writing by shareholders, together with appropriate background data, if such recommendations are made in accordance with the Company's By-laws.

             During 1996, eight (8) meetings of the Board were held. No director was absent from any meeting of the Board and committees thereof on which he served during 1996.

             The Audit Committee's principal functions are to recommend annually a firm of independent certified public accountants to serve as the Company's auditor, to meet with and review reports of the Company's auditor, approve the audit fee payable to the auditors, to recommend to the Board such actions within the scope of its authority as it deems appropriate, and to approve related party transactions. The Audit Committee currently consists of Stephen Woodsum (Chairman), Donald Taylor, and Walter Winding. The Audit Committee met twice in 1996. Assuming he is elected as a director at the meeting, Warner C. Frazier will replace Mr. Woodsum on the Audit Committee. At such time, the Board will select the Chairman of the Audit Committee.

             The Compensation Committee, which met three times in 1996, is responsible for reviewing and approving the compensation, bonuses, and benefits of officers and other key employees of the Company and its subsidiaries and the administration of the Company's 1993 Incentive Stock Option Plan and 1996 Equity Incentive Plan. The Compensation Committee currently consists of entirely independent directors, including Francis J. Podvin (Chairman), Stephen Woodsum, Donald Taylor, and Walter Winding.
   See "Executive Compensation - Report on Executive Compensation." Assuming he is elected as a director at the meeting, Mr. Frazier will replace Mr. Woodsum as a member of the Compensation Committee.

             The Acquisition Committee, which met numerous times formally and informally throughout 1996, is authorized to approve acquisitions on behalf of the Company involving cash consideration which does not exceed $2,500,000. The chairman of the Acquisition Committee is Mr. Dietrich and its other members currently are Mr. Woodsum and Mr. Podvin. Assuming he is elected as a director at the meeting, Mr. Frazier will replace Mr. Woodsum as a member of the Acquisition Committee.

                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

             The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of Common Stock by
   (a) all persons or entities known to the Company to be the beneficial owner of more than five percent or more of the Common Stock; (b) each Executive Officer named in the Summary Compensation Table set forth below;
   (c) each of the current directors and nominees; and (d) all executive officers and directors as a group. Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated (subject to applicable marital property laws).


                                                  Shares beneficially owned

         Name of beneficial owner                   Number        Percent

    Joseph P. Tate(1)(2)(4) . . . . . . . . . .     2,754,506      15.7%

    G. William Dietrich(3)(4) . . . . . . . . .       228,808      1.3%

    George K. Farr(4) . . . . . . . . . . . . .        85,049        *

    Peter J. Ruud(4)  . . . . . . . . . . . . .        22,130        *

    Gary G. Edler(1)  . . . . . . . . . . . . .       648,688      3.7%

    Francis J. Podvin(5)  . . . . . . . . . . .        37,264        *

    Donald Taylor . . . . . . . . . . . . . . .         3,833        *

    Walter G. Winding . . . . . . . . . . . . .         3,833        *

    Warner C. Frazier . . . . . . . . . . . . .             0        *

    All executive officers and continuing
    directors as a group (9 persons)(4) . . . .     3,784,111      21.2%
    __________________

    *Indicates less than 1%.

        (1) Address is c/o 10150 West National Avenue, Suite 350, West Allis, Wisconsin 53227. The listed number of shares for Mr. Edler includes 1,300 shares owned by Mr. Edler's spouse.

        (2) The listed shares include 293,700 shares owned by a trust established by Mr. Tate, in which Mr. Tate acts as trustee.

        (3) The listed shares include 1,000 shares owned by Mr. Dietrich's spouse.

        (4) The shares listed for Messrs. Tate, Dietrich, Farr and Ruud include 2,075, 227,608, 84,949, and 22,130 shares, respectively, subject to acquisition upon the exercise of stock options currently exercisable or exercisable within 60 days of the Record Date. See "Executive Compensation - Stock Options." The shares listed for Messrs. Edler, Podvin, Taylor and Winding include 699, 3,333, 3,333, and 3,333 shares, respectively, subject to acquisition upon the exercise of stock options currently exercisable within 60 days of the Record Date. The shares listed for all executive officers and continuing directors as a group include 347,460 shares subject to acquisition upon exercise of stock options currently exercisable or exercisable within 60 days of the Record Date.

        (5) The listed shares include 13,000 shares owned by Mr. Podvin's spouse.


                             EXECUTIVE COMPENSATION

   Report on Executive Compensation

             The Compensation Committee of the Board of Directors of the Company is responsible for reviewing and approving the compensation program for the Company's executive officers, including the Chairman of the Board and the President/Chief Executive Officer. The philosophy underlying the Company's executive compensation program is that executive compensation should be designed and implemented in a manner which attracts, motivates, and retains qualified senior managers, including its executive officers, who are committed to achieving sustainable growth in shareholder value.

             The Company's executive compensation program includes base salary, cash bonus and stock option bonus elements. The base salary paid to each executive officer is based upon the Committee's evaluation of various factors including the executive's role and responsibilities, past performance, present and future value to the Company, market compensation data for executives of other companies in the solid waste industry (including most of those included in the Company's peer group for measuring shareholder total return) and non-solid waste industry companies, and other relevant factors. Consistent with the Company's compensation philosophy, the executive compensation program, which includes elements of both cash bonus and incentive and nonqualified stock options, is weighted towards incentive compensation directly tied to performance goals which contribute significantly to long-term growth in shareholder value. By including stock options in the incentive compensation program, the Company intends to align the interests of the participating executives with those of shareholders by providing value to the executive through appreciation in share value.

             The Company's management incentive compensation plan for 1996 included qualifying criteria and measurement targets based upon the Company's operating profit and return on assets. These financial performance criteria were designed and intended to directly link executive compensation to the efficient use of capital and increased operating effectiveness. In addition, the incentive compensation plan for each individual executive officer included non-financial criteria tied to the executive's expected contribution to the Company's continuous improvement programs. The Committee retained the discretion to modify or deviate from financial performance measures where consistent with the primary objective of long-term growth in shareholder value.

             Cash bonuses and stock option grants are awarded by the Committee to the named Executive Officers subsequent to the end of the Company's fiscal year. Bonus awards are based upon the Committee's review with Mr. Dietrich of the Company's achievement of financial performance criteria and each Executive Officer's achievement of his individual non-financial criteria.

             In determining the 1996 base salary of Mr. Dietrich, the Compensation Committee considered (i) the Company's financial performance in 1995, (ii) Mr. Dietrich's critical role in the successful realignment of the Company which was completed in 1995, (iii) his development and direction of long-term strategic growth plans for the Company, and (iv) the compensation practices of other companies (including most of those included in the Company's peer group for measuring shareholder total return) for executives with similar levels of responsibility. The terms of the Employment Agreements and the Key Executive Employment and Severance Agreements ("KEESAs") between the Company and certain executive officers, including Mr. Dietrich, were based upon a similar evaluation. See "Executive Compensation - Employment and Noncompetition Agreements" and "Executive Compensation - Change-in-Control Arrangements."

             The CEO's compensation plan for 1996 was heavily weighted to pay-for-performance compensation. Mr. Dietrich's base salary was increased from $160,000 for 1995 to $182,000 for 1996. The increase was intended to reflect Mr. Dietrich's role in the Company's 1995 financial performance and to keep the CEO's salary comparable with compensation of executives of other companies in the solid waste industry, including most of those in the Company's Self-Determined Peer Group Index, as well as executives of other companies with comparable revenues who have similar responsibilities. The annual cash bonus incentive awarded to Mr. Dietrich for 1996 was $285,000, based upon the financial performance measures discussed above. The incentive compensation awarded to Mr. Dietrich for 1996 represented the maximum possible payout under his 1996 compensation plan. For 1996, Mr. Dietrich also was granted stock options exercisable for 80,000 shares at the fair market value of the stock on the grant date, based upon the Company's financial performance and Mr. Dietrich's contributions to the Company's performance.

             Since the Company believes its stock option plans have been adopted and are being administered in accordance with Internal Revenue Code Section 162(m), it is the Committee's position that no further action is necessary to conform its compensation plans to comply with the regulations proposed under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility.

             By the Compensation Committee:

             Francis J. Podvin, Chairman        Stephen G. Woodsum

             Donald Taylor                      Walter G. Winding

   Summary Compensation Information

             The following table sets forth certain information concerning compensation paid by the Company for the last three fiscal years to the Company's Chief Executive Officer and the Company's other three executive officers who were serving as such as of December 31, 1996. The persons named in this table are sometimes referred to herein as the "named Executive Officers."

   Summary Compensation Table

                                                                                   Shares
                                                                                  underlying
                                      Fiscal    Annual                             options          All other
     Name and principal position       year     salary        Annual bonus(1)     granted(2)      compensation (3)

    Joseph P. Tate, Chairman           1996    $155,000         $134,816            8,300             $1,521
                                       1995    $140,000         $140,000                0             $2,814
                                       1994    $180,000           $9,000                0             $1,303

    G. William Dietrich,               1996    $182,000         $285,000           10,435             $4,184
    President and CEO                  1995    $160,000         $250,000          350,000             $2,776
                                       1994    $150,000          $60,000                0             $9,290
    George K. Farr,                    1996    $135,000         $101,000            5,739             $2,665
    Chief Financial Officer            1995    $110,400          $60,000          105,460             $2,313
                                       1994     $80,000          $16,000                0            $28,645

    Peter J. Ruud                      1996    $140,000         $105,000            8,522             $2,844
    General Counsel                    1995    $134,000          $70,000           20,000             $2,356
                                       1994    $125,000          $18,750                0             $1,275
   _______________

   (1) The value of perquisites and other personal benefits received by any named Executive Officer did not exceed the lessor of $50,000 or 10% of the named Executive Officer's salary and bonus.

   (2)  See "Stock Options" below.

   (3) The majority of other compensation is Company contributions to the Company's 401(k) Plan. Also includes life insurance premiums paid by the Company on executive group policy insurance in excess of $50,000 payable to the named Executive Officers or their respective families.
        1994 includes $28,009 reimbursement of costs involved in the sale of George Farr's home and $9,000 temporary living expenses reimbursed to
        G. William Dietrich.


   Stock Options

             Option Grants. The following table sets forth certain information with respect to stock options granted during 1996 to each of the named Executive Officers:

   1996 Individual Grants
                                                                                                  Potential realizable
                            Number of                                                               value at assumed
                             shares        % of total options                                    annual rates of stock
                           underlying     granted to employees  Exercise price                     price appreciation
           Name          options granted        in 1996           per share     Expiration date   for option term (1)

                                                                                                    5%         10%
    Joseph P. Tate            8,300              2.60%              $12.65         03/07/2006    $66,030    $167,334

    G. William Dietrich      10,435              3.26%              $11.50         03/07/2006    $75,468    $191,252

    George K. Farr            5,739              1.79%              $11.50         03/07/2006    $41,505    $105,184

    Peter J. Ruud             8,522              2.67%              $11.50         03/07/2006    $61,633    $156,191
   __________________

   (1) The potential realizable values set forth under the columns represent the difference between the stated option exercise price and the market value of the Common Stock based on certain assumed rates of stock price appreciation and assuming that the options are exercised on their stated expiration date; the potential realizable values set forth do not take into account applicable tax and expense payments which may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future stock price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed rates of stock price appreciation over the ten-year exercise period of the options used in the table above are mandated by rules of the SEC and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There can be no assurance that the stock price appreciation rates for the Common
        Stock assumed for purposes of this table will actually be achieved.



             Option Values. The following table sets forth the aggregate value of unexercised options at December 31, 1996, held by each of the named Executive Officers. There were no option exercises during 1996 by any named Executive Officer.

   1996 Year-End Option Values

                              Number of shares underlying     Dollar value of unexercised in-the-
                                unexercised options at                 money options at
                                  December 31, 1996(1)                December 31, 1996(2)

             Name             Exercisable      Unexercisable     Exercisable      Unexercisable

    Joseph P. Tate                 0               8,300             $0              $64,117

    G. William Dietrich         350,000           10,435         $4,056,250          $92,610

    George K. Farr              138,437            6,052         $1,656,127          $53,710

    Peter J. Ruud               170,000            8,522         $2,154,750          $75,632
   __________________

   (1)  Includes incentive stock options granted under the Company's 1993
        Incentive Stock Option Plan as part of the Company's 1995 bonus program to Messrs. Tate, Dietrich, Farr, and Ruud to purchase 8,300,
        10,435, 5,739, and 8,522 shares, respectively, with an exercise price equal to $11.50 per share ($12.65 in the case of Mr. Tate). Also includes nonqualified stock options granted to Messrs. Dietrich and Farr to purchase 100,000 and 25,000 shares, respectively, pursuant to individual stock option agreements, at $11.50, and the balance of stock options granted to Messrs. Dietrich, Farr, and Ruud pursuant to individual stock option or employment agreements with the Company at an exercise price of $7.70 per share. Additionally, Mr. Farr was granted incentive stock options under the Company's 1993 Incentive
        Stock Option Plan exercisable for 1,250 shares of Common Stock at an exercise price equal to $11.50 per share.

   (2) The dollar values were calculated by determining the difference between the fair market value of the underlying Common Stock and the various applicable exercise prices of the named Executive Officers' outstanding options at the end of 1996. The last reported sale price of the Company's Common Stock on The Nasdaq Stock Market on December
        31, 1996 was $20.375 per share.


   Employment And Noncompetition Agreements

             The Company has entered into employment agreements with Messrs. Dietich, Farr, and Ruud. The employment agreements provide for three-year terms which are renewable automatically for successive three-year terms, unless either party gives 30 days advance notice of nonrenewal. The Company may also terminate any of the employment agreements at any time for "cause" as defined in the Executive Officer's KEESA. See "Severance and Change in Control Arrangements." If the Company terminates the named officer's employment other than for cause or the officer's death or disability or if the Company elects not to renew the officer's employment agreement, the officer is entitled to receive a severance payment equal to three (3) years base salary plus an amount equal to the officer's annual bonus for the year preceding termination prorated to the time of termination. If the officer's employment is terminated as a result of his death, his estate or representative is entitled to receive an amount equal to the officer's base salary for the month in which he dies. If the officer's employment is terminated as a result of his disability, the officer is entitled to receive his base salary for a period of 180 days after the Company notifies the officer of such termination, reduced by the amount of any disability benefits received under the Company's disability benefit plan.

             Mr. Dietrich is subject to a noncompetition agreement which prohibits him during the term of his employment and for one year thereafter from competing with the Company within 50 miles of any Company facility or from using or disclosing confidential information of the Company. Mr. Ruud and Mr. Farr are also subject to noncompetition agreements substantially identical to Mr. Dietrich's, except that the noncompetition term extends for two years following the termination of their respective employment with the Company.

   Severance and Change in Control Arrangements

             The Company has KEESAs with Messrs. Dietrich, Farr, and Ruud which provide that, following a "change in control" of the Company (as defined in the KEESAs), such named Executive Officer will be employed for three years in the same position, performing equivalent duties, and at the same location as in effect immediately prior to the change of control.

             During an officer's employment period following the change in control, the named Executive Officer is entitled to receive compensation at the same rate in effect at the date of change in control (subject to increase by the Compensation Committee) and to be included in the Company's benefit plans available to employees of comparable status. If during the employment period the officer's employment is terminated by the Company, other than for "cause" (as defined in the KEESAs) or the officer's disability, or the officer's duties are changed substantially without his written consent and the officer terminates his employment as a result, the officer is entitled to receive a lump sum payment equal to three times the officer's average annual total compensation for the five years prior to the change in control (or, if employed for less than five years, three times the officer's highest amount of total annual compensation), plus the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under the Company's retirement plans applicable to the officer. Each of the KEESAs provide that the present value of the total amounts received by any officer thereunder will be limited so as not to constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code. The officer and his eligible dependents are also entitled to coverage under the Company's medical benefit plans through the end of the employment period. Each officer also has the right under the KEESAs to voluntarily terminate his employment with the Company for any reason whatsoever during the 30-day period after the first anniversary of a change in control and still be entitled to receive the lump sum termination payments and benefits described above.

   401(k) Plan

             The Company maintains an Employees' Retirement Savings Plan ("401(k) Plan") for employees who elect to participate. Subject to certain limitations, participants may contribute up to 15% of their compensation on a pre-tax basis to the 401(k) Plan and the Company will contribute matching funds in an amount equal to 25% of the amount contributed by each participant up to the first 8% of the participant's compensation. Amounts attributable to participant contributions under the 401(k) Plan are fully vested at all times (with Company contributions vesting in increments of 20% per year). Participants are entitled to receive their vested 401(k) Plan accounts, including investment earnings, upon death, retirement, or other termination of employment.

   Director Compensation

             Under the Company's director compensation policy, each independent director receives an annual retainer fee of $15,000, plus $500 for attending each committee meeting which is not held in conjunction with a Board meeting, in addition to reimbursement of out-of-pocket expenses.

             In addition, under the Company's 1996 Equity Incentive Plan (the "1996 Plan"), on the effective date of the Company's initial public offering (March 7, 1996), each then serving independent director was automatically granted non-qualified stock options under the 1996 Plan to purchase 10,000 shares of Common Stock at a per share exercise price equal to the initial public offering price of $11.50 per share. Each new independent director joining the Board will automatically receive an initial non-qualified stock option to purchase 10,000 shares of Common Stock exercisable at the closing sale price of the Common Stock on the date of grant. Each independent director's initial option grant will vest ratably over an approximate three-year period, provided that the independent director continues to serve as a member of the Board at the end of each vesting period with respect to the increment then vesting.
   The 1996 Plan also provides that, beginning with the Annual Meeting and for each annual meeting thereafter, each then serving and continuing independent director will receive automatically an additional non-qualified stock option to purchase 2,500 shares of Common Stock at an exercise price equal to the closing sale price of the Common Stock on the date of grant. These annual option grants will vest in full within six months from the date of grant. Notwithstanding the aforementioned vesting provisions, all outstanding options granted to independent directors under the 1996 Plan will vest immediately upon a "change in control," or the director's death or disability. All options granted to independent directors under the 1996 Plan will expire upon the earlier to occur of five years from the grant or one year from the independent director ceasing to hold such position.

   Independent Director Share Ownership Requirement

             Pursuant to the Company's Restated By-laws, each independent director is required to own, directly or through one or more affiliates, at least 500 shares of Common Stock within six months of the date of the election of such director.

                          STOCK PERFORMANCE INFORMATION

             The following performance graph compares the cumulative total return of the Company's Common Stock to the cumulative total return of (i) the Standard and Poor's 500 Composite Index and (ii) an index of peer group issuers selected in good faith (the "Self-Determined Peer Group Index"). The Self-Determined Peer Group Index includes Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., United Waste Systems, Inc., American Waste Services, Inc., USA Waste Services, Inc., and WMX Technologies, Inc. The comparison in the graph assumes the investment of $100 in the Company's Common Stock, the Standard and Poor's 500 Composite Index, and the Self-Determined Peer Group Index on March 8, 1996 (first trading day following the Company's initial public offering), and the reinvestment of all dividends. The source of the performance graph is the Center for Research in Security Prices at the University of Chicago Graduate School of Business.

   Comparison of Five-Year Cumulative Total Returns

   [Stock Performance Graph]


                                   12/31/92     12/31/93     12/31/94     12/31/95      3/8/96      12/31/96

    Superior Services, Inc.           --           --           --           --          $100         $154

    S&P 500 Composite Index          $63          $69          $70          $97          $100         $119

    Composite Peer Group Index       $109         $81          $84          $96          $100         $108


                              CERTAIN TRANSACTIONS

             The Company purchases trucking and other related services from corporations and certain other affiliates of Gary G. Edler and his immediate family. Mr. Edler is an officer and director of the Company. Also, a subsidiary of the Company is the lessee of a 20,000 square foot office/warehouse facility owned by Mr. Edler in Fond du Lac, Wisconsin. Base rent is $9,750 per month, plus real estate taxes, insurance and routine building maintenance. The Company paid Mr. Edler and his affiliates in the aggregate $705,480 in 1996. The Company believes such arrangements were on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

             The Company loaned G. William Dietrich $75,000 in June 1994.
   The loan is represented by an unsecured promissory note, with interest accruing beginning on June 29, 1997, payable annually at the prime rate as adjusted from time to time and principal payable in one lump sum payment 90 days after Mr. Dietrich terminates employment with the Company for any reason. The amount outstanding at December 31, 1996, was $75,000 with no interest accrued or due.

             The Company paid $22,721 in 1996 to Francis J. Podvin, a director of the Company. The payment related to a vertical expansion royalty paid to former owners of one of the Company's landfills.

                                  OTHER MATTERS

             Representatives from Ernst & Young LLP, the Company's independent auditors for the current year as well as for all years since the Company began operations in 1993, are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

             The Board does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. The Board knows of no other matters to be brought before the Meeting which will require the vote of shareholders. For other business to be properly brought before the Meeting by a shareholder, such shareholder must have given written notice of such proposed business complying with the Company's By-laws to the Secretary of the Company not before February 13, 1997, or after March 14, 1997. The Company received no such notices within that time period. If any other business or matters should properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

             The Company's Annual Report on Securities and Exchange Commission Form 10-K for its 1996 fiscal year which ended December 31, 1996, has been provided to all shareholders of record as of the Record Date as part of the Company's 1996 Annual Report to Shareholders.

             The cost of soliciting proxies will be paid by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but the Company reserves the right to do so should it conclude that such efforts are needed. The Company will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold shares of Common Stock.

             Any shareholder proposal intended for consideration at the 1998 annual meeting of shareholders must be received by the Company no later than December 7, 1997, in order to be considered for inclusion in the Company's proxy statement and proxy for that meeting.

                                      On Behalf of the Board of Directors


                                      /s/ Peter J. Ruud
                                      Peter J. Ruud
                                      Secretary

   West Allis, Wisconsin
   April 7, 1997

                                      PROXY
                             SUPERIOR SERVICES, INC.
           1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 1997


   The undersigned constitutes and appoints G. W. Dietrich and Peter J. Ruud, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Common Stock of Superior Services, Inc., which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of such corporation to be held on the 40th Floor of the Firstar Center at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, on Tuesday, May 13, 1997, 1:00 p.m. local time, and at any adjournment thereof.


   1.   Election of    [_]  FOR all nominees listed  [_]  WITHHOLD authority
        Directors           below (except as marked       to vote for all
                            to the contrary below         nominees listed
                                                          below.

                                 Terms Expiring at 2000 Annual Meeting

                                           Gary G. Edler
                                           Warner C. Frazier

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


        2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof. The Board of Directors recommends a vote for all nominees set forth above.
             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
             IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE TWO SPECIFIED DIRECTOR NOMINEES AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES NAMED HEREIN.

                   (Continued, and to be signed, on next page)

   The undersigned acknowledges receipt of the Notice of Said Annual Meeting and the accompanying Annual Report to Shareholders.

                                 Dated:______________________________, 1997

                                 Signed:_____________________________

                                        _____________________________
                                           (Please print name)

                                      Note:  Please sign exactly as your name
                                      appears hereon.  Joint owners should
                                      each sign personally.  A corporation
                                      should sign full corporate name by duly
                                      authorized officers and affix corporate
                                      seal, if any.  When signing as
                                      attorney, executor, administrator,
                                      trustee, or guardian, give full title
                                      as such.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF SUPERIOR SERVICES, INC.